Exhibit (3)(i)(3)
     Certificate of Amendment of Certificate of Incorporation
          (name change to Datalogic International, Inc.)

                   TOPCLICK INTERNATIONAL, INC.
                     CERTIFICATE OF AMENDMENT
                                OF
                   CERTIFICATE OF INCORPORATION


TopClick International, Inc., a corporation organized and existing pursuant to and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That by written consent of the members of Board of Directors of TopClick International, Inc., resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of this corporation, declaring that such amendment is advisable and in the best interests of this corporation and its shareholders and specifying that the written consents of the holders of a majority of the issued and outstanding shares of this corporation's $.001 par value common stock approving that amendment be obtained, pursuant to the provisions of Section 228(a) of the Delaware General Corporation Law. The resolution setting forth the proposed amendment is as follows:

           RESOLVED, that the Certificate of Amendment of this corporation be amended by changing Article FIRST thereof, so that, as amended, that Article FIRST shall specify as follows: "The name of this corporation is Datalogic International, Inc."

SECOND: That thereafter, pursuant to a resolution of that Board of Directors, holders of a majority of the issued and outstanding $.001 par value common stock of this corporation, pursuant to Section 228(a) of the Delaware General Corporation Law, consented in writing in favor of that amendment.

THIRD:  That such amendment was adopted in accordance with the provisions of
Section 242 of the Delaware General Corporation Law.

IN WITNESS THEREOF, TopClick International, Inc., has caused this certificate to be signed by Derek Nguyen, its President, and Nigel Kaiyanni, its Secretary, this 24th day of July 2001.

/s/ Derek Nguyen
--------------------------
Derek Nguyen, President


/s/ Nigel Kaiyanni
--------------------------
Nigel Kaiyanni, Secretary